Exhibit 10.1

Gap Inc.
2 Folsom Street

San Francisco, CA 94105

October 3, 2014

Art Peck

Dear Art:

This letter is to confirm our offer to you as Chief Executive Officer, Gap Inc. (“the Company” or “Gap Inc.”). You will report directly to the Company’s Board of Directors (the “Board”) and be given such duties, authorities, and responsibilities commensurate with that of chief executive officers of public companies of comparable size and such other duties, responsibilities and authorities, not inconsistent with your position, assigned to you by the Board.  All employees of the Company shall report to you or your designee.

Start Date. Your first day as Chief Executive Officer will be February 1, 2015.

Salary. Effective on your Start Date, your annual salary will be $1,300,000, payable every two weeks.

Board Service. The Board appointed you as a Director of the Board effective February 1, 2015 without prejudice to the shareholders’ ability to remove or not re-elect you.

Annual Bonus. You will be eligible for an annual bonus based on achievement of the Company’s financial objectives, subject to the terms and conditions of the Executive Management Incentive Compensation Award Plan or any successor plan. Under the current program, effective on the Start Date, your annual target bonus will be 175% of your base salary. Depending on results, your actual bonus, if any, may be higher or lower and can reach a maximum of 350%. Bonus payments will be prorated based on active time in position, and changes in base salary or incentive target that may occur during the fiscal year. You must be employed by Gap Inc. on the date of payment. The Compensation and Management Development Committee of the Board (“the Committee”) has the right to modify the program at any time. Committee discretion can be used to modify the final award amount.

Stock Options. The Committee approved a stock option grant to you effective on February 1, 2015 (“Date of Grant”) to purchase 300,000 shares of Company common stock, subject to the provisions of the Company’s 2011 Long-Term Incentive Plan and the award agreement thereunder. The option price shall be determined by the fair market value of the stock on the Date of Grant. These options will become vested and exercisable as shown in the schedule below, provided you are employed by Gap Inc. on the vesting date. These options to the extent vested must be exercised within ten years from the date of grant or within three months of your employment termination, whichever is earlier, or you will lose your right to do so.

Option to purchase 75,000 shares vesting one year from Date of Grant.
Option to purchase 75,000 shares vesting two years from Date of Grant.
Option to purchase 75,000 shares vesting three years from Date of Grant.
Option to purchase 75,000 shares vesting four years from Date of Grant.

Long-Term Growth Program. You will be eligible to participate in the Long-Term Growth program that rewards achievement of Gap Inc. financial objectives over a three year period. Under the current program, effective on the Start Date, your target opportunity to earn performance shares will be 450% of your base salary. Depending on results, your actual performance shares, if any, may be higher or lower and can reach a maximum of 300% of target shares. Awards are made in the form of performance shares that are paid in Gap Inc. stock upon vesting. Payout is subject to certification by the Committee and the provisions of the Company’s 2011 Long-Term Incentive Plan and the award agreement thereunder. Earned shares will vest 50% on the date the Committee certifies attainment and 50% one year from the certification date provided you are employed by Gap Inc. on the vesting dates. The Committee has the right to modify the program at any time. Committee discretion can be used to modify the final share amount. Shares are subject to income tax withholding upon vesting.

Financial Counseling Program. To help you achieve your financial goals, the Company currently offers a financial counseling program through The Ayco Company, L.P., a Goldman Sachs Company. Ayco’s financial counselors have comprehensive information regarding Gap Inc.’s benefit and compensation plan design.

Benefits. You will be eligible to participate in the Company’s employee benefit plans on terms and conditions generally applicable to other senior executives of the Company. Notwithstanding, under the Company’s Gift Matching program, your annual match limit will be $100,000.

Legal Fees. The Company shall reimburse you for all reasonable legal fees and expenses incurred in connection with the negotiation, preparation and execution of this letter not to exceed $25,000 net in the aggregate.

Termination/Severance. In the event that your employment is involuntarily terminated by the Company for reasons other than For Cause (as defined below) prior to February 13, 2020, the Company will provide you the following after your "separation from service" within the meaning of Section 409A of the Internal Revenue Code (the "Separation from Service”), provided you sign a general release of claims in the form requested by the Company and it becomes effective within 45 calendar days after such Separation from Service (such 45th day, the “Release Deadline”):

(1) Your then current salary, at regular pay cycle intervals, for eighteen months commencing in the first regular pay cycle following the Release Deadline (the “severance period”).  Payments will cease if you accept other employment or professional relationship with a competitor of the Company (defined as another company primarily engaged in the apparel design or apparel retail business or any retailer with apparel sales in excess of $500 million annually), or if you breach your remaining obligations to the Company (e.g., your duty to protect confidential information, agreement not to solicit Company employees).  Payments will be reduced by any compensation you receive (as received) during the severance period from other employment or professional relationship with a non-competitor.

(2) Through the end of the period in which you are receiving payments under paragraph (1) above, if you properly elect and maintain COBRA coverage, payment of a portion of your COBRA premium in a method as determined by the Company. This payment may be taxable income to you and subject to tax withholding. Notwithstanding the foregoing, the Company’s payment of the monthly COBRA premium shall cease immediately if the Company determines in its discretion that paying such monthly COBRA premium would result in the Company being in violation of, or incurring any fine, penalty, or excise tax under, applicable law (including, without limitation, any penalty imposed for violation of the nondiscrimination requirements under the Patient Protection and Affordable Care Act or guidance issued thereunder).

(3) Through the end of the period in which you are receiving payments under paragraph (1) above, reimbursement for your costs to maintain the same or comparable financial counseling program the Company provides to senior executives in effect at the time of your Separation from Service.  The amount of expenses eligible for reimbursement during a calendar year shall not affect the expenses eligible for reimbursement in any other calendar year.  Reimbursement shall be made on or before the last day of the calendar year following the calendar year in which the reimbursement is incurred but not later than the end of the second calendar year following the calendar year of your Separation from Service.

(4) Prorated Annual Bonus for the fiscal year in which the termination occurs, on the condition that you have worked at least 3 months of the fiscal year in which you are terminated, based on actual financial results. Such bonus will paid in March of the year following termination at the time Annual Bonuses for the year of termination are paid, but in no event later than the 15th day of the third month following the later of the end of the Company’s taxable year or the end of the calendar year in which such termination occurs.

(5) Accelerated vesting (but not settlement) of restricted stock units (“RSUs”) and performance shares that remain subject only to time vesting conditions (excluding any performance shares that remain subject to performance-based vesting conditions) scheduled to vest prior to April 1 following the fiscal year of termination. Shares of the Company stock in settlement of any vested RSUs and/or performance shares under this section will be delivered on the applicable regularly scheduled vesting dates subject to the terms and conditions of the applicable award agreement including, without limitation, the Internal Revenue Code Section 409A six-month delay language thereunder to the extent necessary to avoid taxation under Section 409A of the Internal Revenue Code.

The payments in (1), (3), (4) and (5) above are, and the payment described in (2) above may be, taxable income to you and are subject to tax withholding.  If the aggregate amount that would be payable to you under paragraphs (1), (2), (3)

and (4) above through the date which is six months after your Separation from Service (excluding amounts exempt from Section 409A of the Internal Revenue Code under the short-term deferral rule thereunder or Treas. Reg. Section 1.409A-1(b)(9)(v))  exceeds the limit under Treas. Reg. Section 1.409A-1(b)(9)(iii)(A) and you are a “specified employee” under Treas. Reg. Section 1.409A-1(i) on the date of your Separation from Service, then the excess will be paid to you no earlier than the date which is six months after the date of such separation (or such earlier time permitted under Section 409A(a)(2)(B)(i) of the Internal Revenue Code). This delay will only be imposed to the extent required to avoid the tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Internal Revenue Code.  Any delayed payment instead will be made on the first business day following the expiration of the six month period, as applicable (or such earlier time permitted under Section 409A(a)(2)(B)(i) of the Internal Revenue Code). Payments that are not delayed will be paid in accordance with their terms determined without regard to such delay.

For all purposes under this letter, the term “Cause” shall mean any of the following committed by you: (i) willful failure to follow the reasonable and lawful directions of the Board; (ii) conviction of a felony (or a plea of guilty or nolo contendere by you to a felony); (iii) acts of fraud, material dishonesty or misappropriation committed by you against the Company and intended to result in personal enrichment; (iv) willful misconduct by you in the performance of your material duties required by this letter which is likely to materially damage the Company’s financial position or reputation; (v) a material breach of this letter; (vi) your material breach of the Company’s policies and procedures; or (vii) any breach by you of the Company’s Code of Business Conduct. To terminate your employment for “Cause”, the Board must determine in good faith that Cause has occurred, the Company must give you written notice detailing the specific clause of the definition of Cause on which termination is based and the Company must deliver to you a copy of a resolution duly adopted by a majority of the entire Board (excluding you) at a meeting of the Board called and held for such purpose that finds in the good faith opinion of the Board, Cause has occurred and states the basis of that belief. With respect to Sections (i), (v), (vi), and (vii), the Board shall give you 10 business days’ notice of its good faith determination that Cause has occurred and shall give you 10 business days following the end of such notice period during which to cure the applicable failure or breach to the good faith satisfaction of the entire Board (excluding you) at a meeting of the Board called and held for such purpose.

At any time, if you voluntarily resign your employment from Gap Inc. or your employment is terminated For Cause, you will receive no compensation, payment or benefits after your last day of employment.  If your employment terminates for any reason, you will not be entitled to any payments, benefits or compensation other than as provided in this letter.

Stock Ownership. Under Company policy, you are required to comply with certain stock ownership requirements as determined by the Board. Under current policy, you are required to own 300,000 shares of Company common stock within five years of the Start Date.

Recoupment Policy. The Company’s recoupment policy will apply to you. Under the current policy, subject to the discretion and approval of the Board, Gap Inc. will, to the extent permitted by governing law, in all appropriate cases as determined by the Board, require reimbursement and/or cancellation of any bonus or other incentive compensation, including stock-based compensation, awarded to an executive officer or other member of the Gap Inc.’s executive leadership team where all of the following factors are present: (a) the award was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement, (b) in the Board’s view, the executive engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement, and (c) a lower award would have been made to the executive based upon the restated financial results. In each such instance, Gap Inc. will seek to recover the individual executive’s entire annual bonus or award for the relevant period, plus a reasonable rate of interest.

Abide by Gap Inc. Policies/Protection of Gap Inc. Information. You agree to abide by all Gap Inc. policies including, but not limited to, policies contained in the Code of Business Conduct. You also agree to abide by the Confidentiality and Non-Solicitation terms below during and after your employment with Gap Inc.

Insider Trading Policies. You are subject to Gap Inc.'s Securities Law Compliance Manual, which among other things places restrictions on your ability to buy and sell Gap Inc. stock and requires you to pre-clear trades. This position will subject you to the requirements of Section 16 of the United States Securities and Exchange Act of 1934, as amended. If you do not already have a copy of the compliance manual, or have questions about it, you should contact Gap Inc. Global Equity Administration, at (415) 427-8478.

Confidentiality. You acknowledge that you are in a relationship of confidence and trust with Gap Inc. As a result, during your employment with Gap Inc., you will acquire “Confidential Information,” which is information (whether in electronic or any other format) that people outside Gap Inc. never see, such as unannounced product information or designs, business or strategic plans, financial information and organizational charts, and other materials.

You agree that you will keep the Confidential Information in strictest confidence and trust. You will not, without the prior written consent of Gap Inc.’s General Counsel, directly or indirectly use or disclose to any person or entity any Confidential Information, during or after your employment, except as is necessary in the ordinary course of performing your duties while employed by Gap Inc., or if required to be disclosed by order of a court of competent jurisdiction, administrative agency or governmental body, or by subpoena, summons or other legal process, provided that prior to such disclosure, Gap Inc. is given reasonable advance notice of such order and an opportunity to object to such disclosure.

You agree that in the event your employment terminates for any reason, you will immediately deliver to Gap Inc. all company property, including all documents, materials or property of any description, or any reproduction of such materials, containing or pertaining to any Confidential Information.

Non-Solicitation of Employees. In order to protect Confidential Information, you agree that so long as you are employed by Gap Inc., and for a period of one year thereafter, you will not directly or indirectly, on behalf of yourself, any other person or entity, solicit, call upon, recruit, or attempt to solicit any of Gap Inc.’s employees or in any way encourage any Gap Inc. employee to leave their employment with Gap Inc. You further agree that you will not directly or indirectly, on behalf of yourself, any other person or entity, interfere or attempt to interfere with Gap Inc.’s relationship with any person who at any time was an employee, consultant, customer or vendor or otherwise has or had a business relationship with Gap Inc.

Non-disparagement. You agree now, and after your employment with the Gap Inc. terminates not to, directly or indirectly, disparage Gap Inc. in any way or to make negative, derogatory or untrue statements about Gap Inc., its business activities, or any of its directors, managers, officers, employees, affiliates, agents or representatives to any person or entity.

Employment Status. You understand that your employment is “at-will”. This means that you do not have a contract of employment for any particular duration or limiting the grounds for your termination in any way. You are free to resign at any time. Similarly, Gap Inc. is free to terminate your employment at any time for any reason. The only way your at-will status can be changed is through a written agreement with Gap Inc.

Please note that except for those agreements or plans referenced in this letter and attachments, this letter contains the entire understanding of the parties with respect to this offer of employment and supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) with respect to this offer.

Art, welcome to your new position and congratulations on this latest achievement in your career path at Gap Inc.

Yours sincerely,

/s/ Bob L. Martin
Bob L. Martin
Chairman, Compensation and Management Development Committee

Acknowledged and Agreed on this 3rd day of October, 2014

/s/ Art Peck
Art Peck